FOR IMMEDIATE RELEASE

News media contact:	Investor contact:
Jessica Roy Wright Express (207) 523-6763 Jessica_Roy@wrightexpress.com	Steve Elder Wright Express (207) 523-7769 Steve_Elder@wrightexpress.com

Wright Express Extends Its Existing Fuel-Price Risk Management Program through 4Q 2009

SOUTH PORTLAND, Maine, October 29, 2007 – Wright Express Corporation (NYSE: WXS) announced today that it has extended its existing fuel-price risk management program through the fourth quarter of 2009.

On October 23, 2007, the Company purchased instruments to cover an additional 30% of its anticipated fuel-price-related earnings exposure for the second, third and fourth quarters of 2009. At this time, Wright Express has hedged 90% of its anticipated exposure through the second-quarter of 2009, 60% of the third-quarter 2009 exposure and 30% of the fourth-quarter 2009 exposure.

The Company intends to continue to hedge approximately 90% of its fuel-price-related earnings exposure in every quarter, on a rolling basis. The instruments are designed to enhance the visibility and predictability of the Company’s future earnings. The program uses instruments that create a “costless collar” based upon both the U.S. Department of Energy’s weekly diesel fuel price index and NYMEX unleaded gasoline contracts. The October 23 purchase locked in a fuel price range of approximately $2.75 to $2.80 per gallon. The following table states the approximate range of the collar and percentage of fuel-price-related earnings exposure:

Q4
2007
Average low end of range	2.41

Average top end of range	2.48

% Locked in	90%

	Q1	Q2	Q3	Q4
	2008	2008	2008	2008
Average low end of range	2.53	2.59	2.53	2.50

Average top end of range	2.60	2.65	2.59	2.56

% Locked in	90%	90%	90%	90%

	Q1 2009	Q2 2009	Q3	Q4
			2009	2009
Average low end of range	2.58	2.67	2.71	2.75

Average top end of range	2.64	2.73	2.77	2.80

% Locked in	90%	90%	60%	30%

About Wright Express
Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for approximately 295,000 commercial and government fleets containing 4.4 million vehicles. Wright Express markets these services directly as well as through more than 125 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 675 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit http://www.wrightexpress.com.

This press release contains forward-looking statements, including statements regarding Wright Express Corporation’s: belief that it has purchased instruments to cover an additional 30% of its anticipated fuel-price-related earnings exposure for the final three quarters of 2009; the intention to hedge approximately 90% of its fuel- price-related earnings exposure in every quarter, on a rolling basis; and the belief that the instruments will enhance the visibility and predictability of the Company’s future earnings. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: volatility in fuel prices; the effect of the Company’s fuel-price related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; changes in interest rates and the other risks and uncertainties outlined in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed with the SEC on February 28, 2007 and its subsequent filings with the SEC. Wright Express Corporation undertakes no obligation to update these forward- looking statements at any future date or dates.

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